Exhibit 99.1

Riverbed Technology Adopts Stockholder Rights Plan

SAN FRANCISCO—(BUSINESS WIRE)—Nov. 11, 2013—Riverbed Technology (NASDAQ:RVBD) (“Riverbed” or “The Company”), the application performance company, today announced that its Board of Directors has unanimously adopted a stockholder rights plan (the “Rights Plan” or “Plan”) and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock.

The Board of Directors adopted the Rights Plan in order to help promote the fair and equal treatment of all stockholders of the Company and ensure that the Board remains in the best position to discharge its fiduciary duties to the Company and its stockholders.

Pursuant to the Plan, Riverbed will issue one preferred stock purchase right for each share of common stock outstanding at the close of business on November 21, 2013. Each right will entitle shareholders to buy one one-thousandth of a share of a new Series A participating preferred stock at an exercise price of $75. Initially, these rights will not be exercisable and will trade with the shares of Riverbed’s common stock.

Under the Rights Plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 10.0 percent (or 20.0 percent in the case of institutional investors filing on Schedule 13G, as described in the Rights Plan) or more of Riverbed’s common stock (including through entry into certain derivative positions) in a transaction not approved by Riverbed’s Board of Directors. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of Riverbed common stock having a then-current market value of twice the exercise price.

In general terms, the Rights Plan imposes a significant penalty upon any person or group which acquires 10.0 percent (or 20.0 percent in the case of institutional investors who report their holdings on Schedule 13G) or more of the Company’s outstanding common stock without the approval of Riverbed’s Board.

If a shareholder’s beneficial ownership of Riverbed’s common stock as of the time of this announcement of the Rights Plan and associated dividend declaration is at or above the threshold applicable to it, that shareholder’s existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement the shareholder increases its ownership percentage by 0.5% or more.

In addition, if Riverbed is acquired in a merger or other business combination after an acquiring person acquires 10.0 percent (or 20.0 percent in the case of 13G institutional investors) or more of Riverbed’s common stock, each holder of the right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value of twice the exercise price. The acquiring person will not be entitled to exercise these Rights.

Riverbed’s Board of Directors may redeem the rights for a nominal amount at any time on or prior to the 10th business day (or such later date as may be determined by the Board) following an event that causes the rights to become exercisable. Under the Plan’s terms, it will expire on November 11, 2014.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Riverbed with the U.S. Securities and Exchange Commission.

About Riverbed

Riverbed delivers application performance for the globally connected enterprise. With Riverbed, enterprises can successfully and intelligently implement strategic initiatives such as virtualization, consolidation, cloud computing, and disaster recovery without fear of compromising performance. By giving enterprises the platform they need to understand, optimize and consolidate their IT, Riverbed helps enterprises to build a fast, fluid and dynamic IT architecture that aligns with the business needs of the organization. Additional information about Riverbed (NASDAQ:RVBD) is available at www.riverbed.com.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

Source: Riverbed Technology

MEDIA

Sard Verbinnen & Co

John Christiansen, 415-618-8750

jchristiansen@sardverb.com

or

Michael Henson, 212-687-8080

mhenson@sardverb.com

or

INVESTOR RELATIONS

Riverbed Technology

Renee Lyall, 415-247-6353

renee.lyall@riverbed.com